Exhibit 23.1

KPMG LLP Chartered Accountants 600 de Maisonneuve Blvd. West Suite 1500 Tour KPMG Montréal (Québec) H3A 0A3	Telephone Fax Internet	(514) 840-2100 (514) 840-2187 www.kpmg.ca

AUDITORS’ CONSENT

The Board of Directors

Consolidated Thompson Iron Mines Limited

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-30391, No. 333-56661, No. 333-06049, No. 333-84479, No. 333-64008, No. 333-165021, and No. 333-172649) and on Form S-3 (No. 333-153873, No. 333-153890, and No. 333-159162) of Cliffs Natural Resources Inc. of our report dated March 9, 2011 except for Note 25 which is dated May 13, 2011, to the Board of Directors of Consolidated Thompson Iron Mines Limited with respect to the consolidated balance sheets of Consolidated Thompson Iron Mines Limited as at December 31, 2010 and 2009 and the related consolidated statements of operations and comprehensive income, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2010, which report appears in the Form 8-K/A of Cliffs Natural Resources Inc. dated June 6, 2011.

/s/ KPMG LLP

Chartered Accountants

Montréal, Canada

June 6, 2011

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